Exhibit 5.1

Sherman & Howard L.L.C. 50 West Liberty Street, Suite 1000, Reno NV 89501 Phone: 775.323.1980 3960 Howard Hughes Parkway, Suite 500 Las Vegas, NV 89169 Phone: 702.387.6073 ShermanHoward.com

August 18, 2023

Asset Entities Inc.

100 Crescent Court, 7th Floor

Dallas, Texas 75201

Re:	Asset Entities Inc./Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to Asset Entities Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company of 999,450 shares (the “Resale Shares”) of its Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock”) to be sold by certain stockholders of the Company under a Registration Statement on Form S-1 (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”).

Of the 999,450 Resale Shares, (a) up to 855,000 shares (the “Triton Shares”), which will initially be sold and issued from time-to-time to Triton Funds LP, a Delaware limited partnership (“Triton”) pursuant to that certain Amended and Restated Closing Agreement, dated as of August 1, 2023, between the Company and Triton (the “Triton Purchase Agreement”) or issued upon exercise of Pre-Funded Common Stock Purchase Warrants (the “Triton Pre-Funded Warrants”) acquired by Triton pursuant to the Triton Purchase Agreement; (b) an aggregate of 52,500 shares are issuable upon exercise of Warrants to Purchase Class B Common Stock issued on June 9, 2022, October 7, 2022, and October 21, 2022 (collectively, the “2022 Warrants”) by Boustead Securities, LLC; and (c) up to 61,950 shares (such shares together with the shares of Class B Common Stock issuable upon exercise of the 2022 Warrants, the “Boustead Shares”) are issuable upon exercise of a warrant (the “Tail Warrants” and together with the 2022 Warrants, the “Boustead Warrants”).

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement;

(b)	the Triton Purchase Agreement;

(c)	form of the Triton Pre-Funded Warrants;

(d)	the 2022 Warrants;

Asset Entities Inc. August 18, 2023 Page 2

(e)	form of the Tail Warrants;

(f)	the Articles of Incorporation of the Company as filed with the Secretary of State of Nevada on March 9, 2022;

(g)	the Bylaws of the Company as adopted on March 9, 2022; and

(h)	certain resolutions and actions of the Board of Directors of the Company relating to adoption of the Triton Purchase Agreement, the issuance of the Triton Shares and the Triton Pre-Funded Warrants, the issuance of the Boustead Warrants, and the issuance and registration under the Securities Act of the Resale Shares, and such other matters as relevant.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination of documents, we have assumed (a) the legal capacity of all natural persons executing the documents; (b) the genuineness of all signatures on the documents; (c) the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or forms; (d) that the parties to such documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder; (e) other than with respect to the Company, the due authorization by all requisite action, corporate or other, of the parties to such documents; (f) the execution and delivery by all parties of the documents; and (g) that all such documents are valid, binding, and enforceable against the parties thereto.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents.

Asset Entities Inc. August 18, 2023 Page 3

The opinions set forth below are also subject to the further qualification that the enforcement of any agreements or instruments referenced herein and to which the Company is a party may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Based upon and subject to the foregoing, we are of the opinion that:

(a)	the issuance of the Triton Shares has been duly authorized and upon issuance in accordance with the terms of the Triton Purchase Agreement or upon exercise of the Triton Pre-Funded Warrants, as applicable, the Triton Shares will be validly issued, fully paid, and nonassessable; and

(b)	the issuance of the Boustead Shares has been duly authorized and upon issuance in accordance with the terms of the Boustead Warrants, as applicable, the Boustead Shares will be validly issued, fully paid, and nonassessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention after the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (other than the securities laws and regulations of the State of Nevada, as to which we express no opinion). We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the Resale Shares.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sherman & Howard L.L.C.

SHERMAN & HOWARD L.L.C.